Exhibit 99.1

LAFAYETTE, La., Sept. 8 -- Newpark Resources, Inc. (NYSE: NR) today announced that its corporate offices have been temporarily relocated to Lafayette, Louisiana. All personnel in the storm-affected area are safe.

Newpark will operate from the Lafayette location for the immediate future. The address and phone number for the temporary corporate headquarters are:

          Newpark Resources, Inc.
          207 Town Center Parkway
          Lafayette, LA 70506-7524
          Phone: 337-984-4445
          Fax: 337-988-4516

Newpark’s facilities most impacted by Hurricane Katrina included its major deepwater service facilities in Port Fourchon and bases in Venice, Louisiana. The Port Fourchon facilities were not significantly damaged and are in the process of restarting operations. Newpark’s Venice facilities sustained minor damage, but will remain closed indefinitely due to the level of support infrastructure damage in that immediate area. Newpark is making arrangements to service its Venice-based customers from other dock facilities in the region. Newpark is insured for any losses resulting from damage or business interruption.

While Newpark sustained minimal direct damage to its facilities from the hurricane, the Company expects to experience some decrease in demand for its services in that region until industry activity recovers to pre-storm levels.

Mr. James Cole, Newpark’s CEO, said: “Our Texas Gulf Coast operations were unaffected by Katrina, and we believe that Louisiana Gulf Coast operations will rebound to about 80% of pre-storm levels by the end of September. The remainder of the recovery will come more slowly, and will track the restoration of industry infrastructure damaged by the storm. We are working together with our industry and our community to return our business operations and personal lives to normal in the aftermath of this devastating storm. We appreciate the support of our friends and business associates in this effort.”

Newpark Resources, Inc. provides drilling fluids, environmental waste treatment solutions, and temporary work sites and access roads for oilfield and other commercial markets. For information visit our web site at http://www2.newpark.com .

Forward-looking Statements

The foregoing discussion contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, we refer you to the risk factors set forth in the Prospectus included in Newpark’s Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), to the section entitled “Forward Looking Statements” on page 17 of that Prospectus and to our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended December 31, 2004. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark’s services and reduce Newpark’s revenues and income. We strongly urge you to review these filings for a more detailed discussion of these risks and uncertainties. Newpark’s SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our website http://www2.newpark.com .